Allscripts Healthcare Solutions Contacts:
Dan Michelson Chief Marketing Officer 847-680-3515, Ext. 4330 dan.michelson@allscripts.com	Paul Peterson Senior Marketing Manager 847-680-3515, Ext. 4475 paul.peterson@allscripts.com

FOR IMMEDIATE RELEASE

Allscripts, Medem Initiate Strategic Alliance; Expanding Services to Over 90,000 Physicians

Allscripts Increases Presence in Physician-Patient Communications Market

CHICAGO, IL – August 19, 2004 – Allscripts Healthcare Solutions (Nasdaq: MDRX), the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare, today announced the formation of a strategic partnership with Medem, Inc., the nation’s premier physician-patient communications network, founded and governed by the American Medical Association and other leading medical societies. The companies will collaborate on distribution and expansion of interactive e-health solutions to physicians and their patients, with a focus on electronic health records and e-prescribing. As part of the agreement, Allscripts has acquired an equity stake in Medem.

“Medem services empower physicians to be the one-stop source for online patient care, education and communication, and Allscripts’ products and resources will help us to increase the breadth of services to physicians and their patients, particularly in the areas of electronic health records and e-prescribing,” stated Ed Fotsch, MD, Chief Executive Officer of Medem, Inc. “Our partnership with Allscripts will help Medem expand services to our current clients and increase our reach to more physicians and patients.”

Through its network of more than 90,000 physicians, Medem provides secure communications and integrated Web-based services to physicians and patients. Medem provides customizable web sites for physician practices with integrated HIPAA-compliant secure email, fee-based online clinical consultation software, and trusted, award-winning clinical content from America’s leading medical societies. Consumers can choose a physician who offers Medem’s suite of Internet-based services from the online provider directory of most major health plans.

“Our agreement with Medem provides distribution to an additional 90,000 physicians for our TouchScript.NET™ e-prescribing offering, a stronger feature set for physician-patient connectivity in our number one rated TouchWorks™ Electronic Medical Record and better reach for our Physicians Interactive™ physician product education offerings,” stated Glen Tullman, Chief Executive Officer of Allscripts Healthcare Solutions. “As the premier physician practice-patient communications network on the Internet, and with the backing of the AMA and associated medical societies, Medem is a highly regarded partner that has taken a leading role in the formation of e-health services connecting physicians and their patients.”

Working in collaboration with Medem and its network of physicians and their patients will bring new product and distribution opportunities to Allscripts including:

•	E-Prescribing Distribution: Medem will offer Allscripts TouchScript.NET e-prescribing as a part of their Internet-based secure messaging tools. Under terms of the agreement, Medem will market Allscripts e-prescribing application to its 90,000 users, providing special pricing to members of affiliated associations.

•	Messaging Integration into EMR: Allscripts will integrate Medem’s secure messaging technology into TouchWorks, its number one rated electronic medical record (EMR), which will further extend its physician-patient communication capabilities. This service enables two-way patient messaging and electronic consultations from thousands of doctors, and will now be a key function in TouchWorks.

“Electronic communication and information technology are becoming increasingly important in today’s healthcare environment. The AMA is pleased that Allscripts Healthcare Solutions is partnering with Medem to provide physicians and healthcare professionals with needed services in these areas,” AMA Trustee, Joseph M. Heyman, MD, said.

Under terms of the agreement, Allscripts will purchase up to $2.1 million of convertible secured promissory notes and a 3% equity interest in Medem. At the same time, Medem management, certain related parties and the AMA will purchase up to an additional $2.0 million of Medem convertible secured promissory notes. Details of the investment will be available in the Company’s Form 8-K, which will be filed with the SEC later today.

About Medem, Inc.

Based in San Francisco, Medem incorporated in 1999 and was founded by a group of the nation’s leading medical societies, including: the American Academy of Ophthalmology; the American Academy of Pediatrics; the American College of Allergy, Asthma and Immunology; the American College of Obstetricians and Gynecologists; the American Medical Association; the American Psychiatric Association; and the American Society of Plastic Surgeons. There are currently 45 societies partnering with Medem whose combined membership represents more than two-thirds of physicians currently practicing in the United States. Medem has created the nation’s premier physician-patient communications network, designed to facilitate online access to information and care for physicians, their practices and their patients, while saving patients time and money and helping physicians generate revenue. Medem’s offers customizable practice Web sites including HIPAA-compliant Secure Messaging and Online Consultation (fee-based clinical consultation service), as well as trusted, award winning clinical content from America’s leading medical societies. Visit Medem on the Web at www.medem.com.

About Allscripts Healthcare Solutions

Allscripts Healthcare Solutions is the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare. The Company’s TouchWorks™ software is a modular Electronic Medical Record (EMR) that enhances physician productivity by automating the most common physician activities including prescribing, dictating, capturing charges, ordering labs and viewing results, providing patient education, and documenting clinical encounters. TouchWorks is available on the latest Tablet PCs, wireless handheld devices, desktop workstations and over the Internet. Allscripts also offers electronic document imaging and scanning solutions through its Advanced Imaging Concepts subsidiary. Additionally, Allscripts provides healthcare product education and market research programs for physicians through its Physicians Interactive business unit and medication fulfillment services through its Allscripts Direct™ unit. Visit Allscripts on the Web at www.allscripts.com.

Strategic partners include IDX Systems; IMS Health ; Microsoft; Hewlett-Packard Company; and Medco Health.

This announcement may contain forward-looking statements about Allscripts Healthcare Solutions that involve risks and uncertainties. These statements are developed by combining currently available information with Allscripts beliefs and assumptions. Forward-looking statements do not guarantee future performance. Because Allscripts cannot predict all of the risks and uncertainties that may affect it, or control the ones it does predict, Allscripts’ actual results may be materially different from the results expressed in its forward-looking statements. For a more complete discussion of the risks, uncertainties and assumptions that may affect Allscripts, see the Company’s 2003 Annual Report on Form 10-K, available through the Web site maintained by the Securities and Exchange Commission at www.sec.gov.

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